Exhibit 99.1

HERSHEY ANNOUNCES THIRD QUARTER RESULTS;
UPDATES OUTLOOK FOR 2011

● Net sales increase 5% with reported earnings per share-diluted of $0.86 and adjusted earnings per share-diluted of $0.84

● Net sales for 2011 updated, full year increase to be around 7%

● Advertising expense for 2011 increased, to be up high-single digits, on a percentage basis

● Outlook for 2011 reported earnings per share-diluted to increase around 25%; adjusted earnings per share-diluted reaffirmed, to increase around 10%

• 2012 net sales and adjusted earnings per share-diluted expected to be within the Company’s long-term targets

HERSHEY, Pa., October 27, 2011 — The Hershey Company (NYSE: HSY) today announced sales and earnings for the third quarter ended October 2, 2011. Consolidated net sales were $1,624,249,000 compared with $1,547,115,000 for the third quarter of 2010. Reported net income for the third quarter of 2011 was $196,695,000 or $0.86 per share-diluted, compared with $180,169,000 or $0.78 per share-diluted for the comparable period of 2010.

As described in the Note at the end of this release, for the third quarter of 2011, these results, prepared in accordance with generally accepted accounting principles (GAAP), include net pre-tax charges of $13.5 million or $0.03 per share-diluted.  These charges were related to the Project Next Century program announced in June 2010.  Additionally, the Company recorded a pre-tax gain of $17.0 million, or $0.05 per share-diluted, on the sale of a non-core trademark license. Despite these charges and gain on sale, reported income before interest and income taxes (EBIT) increased 7.2 percent resulting in reported EBIT margin of 19.8 percent.  For the third quarter of 2010, GAAP results included net pre-tax charges of $4.5 million, or $0.01 per share-diluted, which were related to the Project Next Century program.

As described in the Note, adjusted net income, which excludes these net charges and the gain on sale, was $193,820,000 or $0.84 per share-diluted in the third quarter of 2011, compared with $182,918,000 or $0.79 per share-diluted in the third quarter of 2010, an increase of 6.3 percent in adjusted earnings per share-diluted.

For the first nine months of 2011, consolidated net sales were $4,513,643,000 compared with $4,188,200,000 for the first nine months of 2010. Reported net income for the first nine months of 2011 was $486,829,000 or $2.12 per share-diluted, compared with $374,286,000 or $1.63 per share-diluted, for the first nine months of 2010.

As described in the Note, for the first nine months of 2011, these results, prepared in accordance with GAAP, include net pre-tax charges related to Project Next Century of $21.4 million or $0.06 per share-diluted, as well as the previously mentioned pre-tax gain on sale of non-core trademark licensing rights of $17.0 million, or $0.05 per share-diluted.  For the first nine months of 2010, these results, prepared in accordance with GAAP, include net pre-tax charges, of $90.7 million or $0.31 per share-diluted related to Project Next Century and a non-cash goodwill impairment charge.

As described in the Note, adjusted net income for the first nine months of 2011, which excludes these net charges and the gain on sale, was $489,092,000, or $2.13 per share-diluted, compared with $447,359,000 or $1.94 per share-diluted in 2010, an increase of 9.8 percent in adjusted earnings per share-diluted.

In 2011, reported gross margin, reported EBIT margin and reported earnings per share-diluted will be impacted by charges associated with Project Next Century. Therefore, we expect reported earnings per share-diluted to increase around 25 percent, including business realignment and impairment charges of $0.11 to $0.12 per share-diluted and the previously mentioned gain on sale of $0.05, and be in the $2.72 to $2.76 range.  The forecast for total pre-tax GAAP charges and non-recurring project implementation costs related to the Project Next Century program remains at $140 million to $160 million. The expected timing of events and estimated costs and savings is included in Appendix I attached to this press release.

Third Quarter Performance and Outlook

“Hershey’s third quarter financial and U.S. marketplace results were solid as our core brands continue to perform well in all retail channels,” said John P. Bilbrey, President and Chief Executive Officer.  “Results were slightly better than our expectations as both U.S. chocolate and non-chocolate candy categories continue to grow greater than the historical average despite macroeconomic challenges.  We continue to leverage our intellectual insights and proprietary tools to drive overall category growth that benefits both Hershey and our retail partners.

“In the third quarter, Hershey’s net sales increased 5.0 percent. Net price realization, primarily in the U.S., was a 5.4 point benefit. Seasonal volume gains, driven by Halloween, were better than our initial expectations. New products, primarily Reese’s Minis and Hershey’s Drops, continue to perform well in the marketplace. Offsetting these gains were volume declines, in line with our modeling, due to price elasticity, resulting in an overall volume decline in the third quarter of about 1 point. Foreign currency exchange rates added about 0.6 points.

“For both the quarterly and year-to-date periods, U.S. CMG – candy, mint and gum – category and Hershey marketplace performance continued to outpace the historical category growth rate of about 3 to 4 percent. Specifically, Hershey U.S. CMG retail takeaway for the 12-weeks ended October 8, 2011 and year-to-date periods, in channels that account for over 80 percent of our retail business, was up 8.7 percent and 8.3 percent, respectively.  In the channels measured by syndicated data, U.S. market share in the third quarter and year-to-date periods each increased 1.0 point. These results were driven by the investments we have made in our core brands, including in-store programming, merchandising and advertising. The Halloween season is off to a good start, with solid programming and merchandising in the marketplace.  We continue to invest in our brands and anticipate a solid finish to the year.

“As expected, the basis point change in adjusted gross margin sequentially improved from last quarter.   We continue to make good progress against our supply chain productivity efforts, and savings from the Project Next Century program are on schedule.  These initiatives and the net price realization were more than offset by higher input and supply chain costs.  We’re on track to deliver our full-year cost savings and productivity goals and continue to expect full-year adjusted gross margin to be about the same as last year.

“Our performance has provided flexibility in the timing of incremental investments in the second half of the year. Specifically, in the third quarter, versus our initial expectations, we increased spending on select brand-building initiatives and go-to-market strategies, including advertising, up about 7 percent versus last year.  Despite these additional investments, adjusted EBIT increased 4.4 percent in the third quarter resulting in adjusted EBIT margin of 19.6 percent, down slightly versus last year.

“Strong earnings growth drove solid operating cash flow generation. Therefore, despite the working capital needs of the seasonally intensive third quarter, we paid down $250 million of long-term notes that were due in September and repurchased $165 million of our common shares to replenish shares issued in connection with exercises of stock options. We continue to monitor the credit markets and would anticipate issuing notes in the near future given the current record-low interest-rate environment. Our continued disciplined approach to balance sheet and working capital management will enable us to remain flexible in our pursuit of building stockholder value.

“Our consumer-driven strategy and investment in global brands are delivering the desired results. As we did in the third quarter, over the remainder of the year we’ll make incremental investments in our brands and business while delivering solid financial results. A portion of the incremental investment is in advertising which we now expect to increase high-single-digits, on a percentage basis, in 2011 versus the prior year. This is greater than our previous estimate of a mid-single-digit percentage increase.  Full-year adjusted SM&A, excluding advertising, is also expected to increase greater than our previous estimates.

“We’re positioned to carry our marketplace momentum into the fourth quarter and gain market share for the third consecutive year. Additionally, Halloween got off to a solid start and we now anticipate higher seasonal sales for the full year.  Therefore, we expect 2011 net sales, including the impact of foreign currency exchange rates, to increase around 7 percent.  This is greater than our previous estimate of about a 6 percent increase. Combined with our strong year-to-date performance, we expect 2011 adjusted earnings per share-diluted to increase around 10 percent for the full year.

“As we look to 2012, we expect the economic environment to remain challenging; however, we are well positioned to succeed in the marketplace. We’ll look to leverage our scale at retail in the U.S. and will work closely with our retail partners to ensure conversion is within our price elasticity modeling. We’ll also continue our disciplined build out and investment in go-to-market capabilities within key international markets. While we anticipate higher input costs in 2012, we’re very focused on adjusted gross margin.  The previously announced pricing action and productivity and cost savings initiatives are in place to help mitigate the impact of increased commodity costs.  While the spot prices of most key commodities have declined from their 2011 peaks, many are still trading at levels greater than the two-year average price. Therefore, we expect 2012 net sales, including the impact of foreign currency exchange rates, and adjusted earnings per share-diluted growth to be within the Company’s long-term 3 to 5 percent and 6 to 8 percent objectives, respectively,” Bilbrey concluded.

Note:  In this release, Hershey references income measures which are not in accordance with U.S. generally accepted accounting principles (GAAP) because they exclude business realignment and impairment charges and certain gains. These non-GAAP financial measures are used in evaluating results of operations for internal purposes. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the Company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations.  A reconciliation is provided below of results in accordance with GAAP as presented in the Consolidated Statements of Income to non-GAAP financial measures which exclude business realignment and impairment charges in 2011 and 2010 associated with Project Next Century and a gain on the sale of trademark licensing rights recorded in the third quarter of 2011.

Third Quarter Ended
October 2, 2011	October 3, 2010
In thousands except per share amounts	Dollars	Percent of Net Sales	Dollars	Percent of Net Sales

Gross Profit/Gross Margin	$680,181	41.9%	$655,220	42.4%
Charges included in cost of sales	9,464		6,123
Adjusted non-GAAP Gross Profit/Gross Margin	$689,645	42.5%	$661,343	42.7%

EBIT/EBIT Margin	$321,116	19.8%	$299,648	19.4%
Charges included in cost of sales	9,464		6,123
Charges included in SM&A	1,868		387
Gain on sale of trademark rights included in SM&A	(17,034)		—
Business Realignment & Impairment charges/(credits), net	2,187		(2,052)
Adjusted non-GAAP EBIT/EBIT Margin	$317,601	19.6%	$304,106	19.7%

Net Income/Net Margin	$196,695	12.1%	$180,169	11.6%
Charges included in cost of sales	9,464		6,123
Charges included in SM&A	1,868		387
Gain on sale of trademark rights included in SM&A	(17,034)		—
Business Realignment & Impairment charges/(credits), net	2,187		(2,052)
Tax impact of charges/(credits) and gain	640		(1,709)
Adjusted non-GAAP Net Income/Net Margin	$193,820	11.9%	$182,918	11.8%

EPS - Diluted	$0.86		$0.78
Charges included in cost of sales	0.03		0.02
Charges included in SM&A	—		—
Gain on sale of trademark rights included in SM&A	(0.05)		—
Business Realignment & Impairment charges/(credits), net	—		(0.01)
Adjusted non-GAAP EPS - Diluted	$0.84		$0.79

	Nine Months Ended
	October 2, 2011		October 3, 2010
In thousands except per share amounts	Dollars	Percent of Net Sales	Dollars	Percent of Net Sales

Gross Profit/Gross Margin	$1,900,686	42.1%	$1,795,738	42.9%
Charges included in cost of sales	23,346		7,099
Adjusted non-GAAP Gross Profit/Gross Margin	$1,924,032	42.6%	$1,802,837	43.0%

EBIT/EBIT Margin	$826,019	18.3%	$677,406	16.2%
Charges included in cost of sales	23,346		7,099
Charges included in SM&A	4,020		510
Gain on sale of trademark rights included in SM&A	(17,034)		—
Business Realignment & Impairment (credits)/charges, net	(5,927)		83,082
Adjusted non-GAAP EBIT/EBIT Margin	$830,424	18.4%	$768,097	18.3%

Net Income/Net Margin	$486,829	10.8%	$374,286	8.9%
Charges included in cost of sales	23,346		7,099
Charges included in SM&A	4,020		510
Gain on sale of trademark rights included in SM&A	(17,034)		—
Business Realignment & Impairment (credits)/charges, net	(5,927)		83,082
Tax impact of (credits)/charges and gain	(2,142)		(17,618)
Adjusted non-GAAP Net Income/Net Margin	$489,092	10.8%	$447,359	10.7%

EPS - Diluted	$2.12		$1.63
Charges included in cost of sales	0.07		0.02
Charges included in SM&A	0.01		—
Gain on sale of trademark rights included in SM&A	(0.05)		—
Business Realignment & Impairment (credits)/charges, net	(0.02)		0.29
Adjusted non-GAAP EPS - Diluted	$2.13		$1.94

In 2010, the Company recorded GAAP charges of $53.9 million, or $0.14 per share-diluted, attributable to the Project Next Century program.  Additionally, in the second quarter of 2010, the Company recorded a non-cash goodwill impairment charge of $44.7 million, or $0.20 per share-diluted, related to the Godrej Hershey Ltd. joint venture. In the third quarter of 2011, the Company recorded a pre-tax gain on the sale of certain trademark licensing rights of $17.0 million, or $0.05 per share-diluted.  In 2011, the Company expects to record total GAAP charges of about $38 million to $43 million, or $0.11 to $0.12 per share-diluted, attributable to Project Next Century.  Below is a reconciliation of GAAP and non-GAAP items to the Company’s 2010 adjusted earnings per share-diluted and projected adjusted earnings per share-diluted for 2011:

2010                      2011 (Projected)

Reported EPS-Diluted                                                          $2.21                      $2.72 - $2.76
Gain on sale of trademark licensing rights                          —                            $(0.05)
Total Business Realignment
    and Impairment Charges                                                 $0.34                      $0.11 - $0.12
Adjusted EPS-Diluted *                                              $2.55                      $2.79 - $2.82

*Excludes business realignment and impairment charges and the gain on sale of trademark licensing rights.

Possible adjustments to exclude business realignment charges for 2012 are not known at this time; therefore, the Company is unable to provide a reconciliation of adjusted earnings per share-diluted for 2012.

Appendix I The Hershey Company Project “Next Century” Expected Timing of Costs and Savings ($m)
	2011			2012			2013			2014
Realignment Charges:
Cash		~$5		$20	to	$30		~$5		-		-
Non-Cash	$25	to	$30		~$15		-		-	-		-

Project Management and Start-up Costs		~$8		$10	to	$15		-		-		-

Total “Next Century” Realignment
Charges & Costs	$38	to	$43	$45	to	$60	$5	to	$5	-		-

“Next Century” Cap-Ex	$190	to	$200	$40	to	$55	$5	to	$10	-		-

“Next Century” projected savings:
Annual	$10	to	$15	$20	to	$25	$25	to	$30	$5	to	$10
Cumulative	$10	to	$15	$30	to	$40	$55	to	$70	$60	to	$80

This release contains statements that are forward-looking. These statements are made based upon current expectations that are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; disruption to our supply chain; failure to successfully execute acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; the impact of future developments related to the investigation by government regulators of alleged pricing practices by members of the confectionery industry, including risks of subsequent litigation or further government action; pension cost factors, such as actuarial assumptions, market performance and employee retirement decisions and funding requirements; the ability to implement our supply chain realignment initiatives within the anticipated timeframe in accordance with our cost estimates and our ability to achieve the expected ongoing annual savings from these initiatives; and such other matters as discussed in our Annual Report on Form 10-K for 2010.

All information in this press release is as of October 27, 2011. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Live Web Cast

As previously announced, the Company will hold a conference call with analysts today at 8:30 a.m. Eastern Time. The conference call will be web cast live via Hershey’s corporate website www.thehersheycompany.com. Please go to the Investor Relations section of the website for further details.

FINANCIAL CONTACT:	MEDIA CONTACT:
Mark Pogharian	Kirk Saville
717-534-7556	717-534-7641

The Hershey Company
Summary of Consolidated Statements of Income
for the periods ended October 2, 2011 and October 3, 2010
(in thousands except per share amounts)

	Third Quarter		Nine Months

	2011	2010	2011	2010

Net Sales	$1,624,249	$1,547,115	$4,513,643	$4,188,200

Costs and Expenses:
Cost of Sales	944,068	891,895	2,612,957	2,392,462
Selling, Marketing and Administrative	356,878	357,624	1,080,594	1,035,250
Business Realignment and Impairment Charges/(Credits)/Charges, net	2,187	(2,052)	(5,927)	83,082

Total Costs and Expenses	1,303,133	1,247,467	3,687,624	3,510,794

Income Before Interest and Income Taxes (EBIT)	321,116	299,648	826,019	677,406
Interest Expense, net	23,041	22,259	70,869	68,788

Income Before Income Taxes	298,075	277,389	755,150	608,618
Provision for Income Taxes	101,380	97,220	268,321	234,332

Net Income	$196,695	$180,169	$486,829	$374,286

Net Income Per Share - Basic - Common	$0.89	$0.81	$2.20	$1.68
- Basic - Class B	$0.81	$0.74	$2.00	$1.53
- Diluted - Common	$0.86	$0.78	$2.12	$1.63

Shares Outstanding - Basic - Common	165,917	166,900	166,223	167,030
- Basic - Class B	60,632	60,708	60,649	60,708
- Diluted - Common	229,849	230,491	230,114	230,138

Key Margins:
Gross Margin	41.9%	42.4%	42.1%	42.9%
EBIT Margin	19.8%	19.4%	18.3%	16.2%
Net Margin	12.1%	11.6%	10.8%	8.9%

The Hershey Company
Consolidated Balance Sheets
as of October 2, 2011 and December 31, 2010
(in thousands of dollars)

Assets	2011	2010

Cash and Cash Equivalents	$292,339	$884,642
Accounts Receivable - Trade (Net)	620,745	390,061
Deferred Income Taxes	106,694	55,760
Inventories	654,455	533,622
Prepaid Expenses and Other	139,782	141,132

Total Current Assets	1,814,015	2,005,217

Net Plant and Property	1,512,780	1,437,702
Goodwill	517,157	524,134
Other Intangibles	113,803	123,080
Deferred Income Taxes	11,313	21,387
Other Assets	161,438	161,212

Total Assets	$4,130,506	$4,272,732

Liabilities and Stockholders' Equity

Loans Payable	$139,413	$285,480
Accounts Payable	430,251	410,655
Accrued Liabilities	596,680	593,308
Taxes Payable	15,083	9,402

Total Current Liabilities	1,181,427	1,298,845

Long-Term Debt	1,498,862	1,541,825
Other Long-Term Liabilities	495,540	494,461

Total Liabilities	3,175,829	3,335,131

Total Stockholders' Equity	954,677	937,601

Total Liabilities and Stockholders' Equity	$4,130,506	$4,272,732